La Jolla Pharmaceutical Company Announces FDA Approval of GiaprezaTM (angiotensin II)

Giapreza increases blood pressure in adults with septic or other distributive shock

La Jolla to host conference call and webcast at 8:30 a.m. EST on December 22, 2017

SAN DIEGO - December 21, 2017 - La Jolla Pharmaceutical Company (Nasdaq: LJPC) (the Company or La Jolla) today announced that the U.S. Food and Drug Administration (FDA) has approved GiaprezaTM (angiotensin II) to increase blood pressure in adults with septic or other distributive shock.

“We appreciate FDA’s rapid review and approval of Giapreza and are especially grateful to the patients, families and dedicated critical care teams who made the development of Giapreza possible,” said George F. Tidmarsh, M.D., Ph.D., President and Chief Executive Officer of La Jolla. “We look forward to bringing this new treatment option to the many critically ill patients suffering from septic or other distributive shock.”

“Vasopressors are critical to treat patients with shock. The critical care community now has another tool to use.” said John A. Kellum, M.D., Director of Center for Critical Care Nephrology, Vice Chair for Research, and Professor of Critical Care Medicine, University of Pittsburgh. “The approval of angiotensin II represents a major advance in the treatment of patients with septic or distributive shock.”

La Jolla plans to make Giapreza available for patients in the U.S. in March 2018. Prescribing information for Giapreza is available at www.giapreza.com.

About Septic or Other Distributive Shock

Distributive shock is the most common type of shock in the inpatient setting, affecting approximately one-third of intensive care unit patients. There are approximately 800,000 distributive shock cases in the United States per year. Of these cases, an estimated 90% are septic shock patients. Approximately 300,000 do not achieve adequate blood pressure response with current standard therapy. The inability to achieve or maintain adequate blood pressure results in inadequate blood flow to the body’s organs and tissue and is associated with a mortality rate exceeding most acute conditions requiring hospitalization.

Conference Call at 8:30 a.m. Eastern Time on December 22, 2017

The Company will host a conference call and webcast at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) on December 22, 2017. The conference call can be accessed by dialing 877‑359‑9508 for domestic callers and 224‑357‑2393 for international callers. Please provide the operator with the passcode 7979625 to join the conference call or click here for the webcast. A slide presentation accompanying today’s press release and the conference call may also be found on La Jolla’s website at www.ljpc.com thirty minutes prior to the call under the investor relations section. An archive of the conference call and webcast will be available on La Jolla’s website for 30 days following the call.

About La Jolla Pharmaceutical Company

La Jolla Pharmaceutical Company is a biopharmaceutical company focused on the discovery, development and commercialization of innovative therapies intended to significantly improve outcomes in patients suffering from life-threatening diseases. Giapreza (angiotensin II), formerly known as LJPC-501, was approved by the U.S. Food and Drug Administration in December 2017 as a vasoconstrictor to increase blood pressure in adults with septic or other distributive shock. La Jolla plans to make Giapreza available for patients in the U.S. starting in March 2018. LJPC‑401 (synthetic human hepcidin) is being developed for the potential treatment of conditions characterized by iron overload, such as hereditary hemochromatosis, beta thalassemia, sickle cell disease and myelodysplastic syndrome. For more information on La Jolla, please visit www.ljpc.com.

Forward Looking Statement Safe Harbor

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements relate to expectations regarding future events or La Jolla’s future results of operations. These statements are only predictions or statements of current expectations and involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those anticipated by the forward-looking statements. La Jolla cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties and other factors are described in greater detail in La Jolla’s filings with the U.S. Securities and Exchange Commission (SEC), all of which are available free of charge on the SEC’s website www.sec.gov. These risks include, but are not limited to, risks relating to: the timing for commercial launch of Giapreza (angiotensin II); the degree of physician or pharmacy and therapeutics committee adoption of Giapreza and La Jolla’s success in commercializing Giapreza; the timing and availability of Giapreza in the market; the anticipated treatment of future clinical data by the FDA, the EMA or other regulatory authorities, including whether such data will be sufficient for approval of Giapreza in the EMA and for approval of other product candidates by either the FDA or EMA; risks relating to the scope of the Giapreza product label; potential market sizes, including for septic or other distributive shock; potential indications for which La Jolla’s products and product candidates may be developed; the anticipated timing for regulatory actions; the timing, costs, conduct and outcome of clinical studies; the impact of pharmaceutical industry regulation and healthcare legislation in the United States; and the success of future development activities. La Jolla expressly disclaims any intent to update any forward‑looking statements to reflect the outcome of subsequent events.

Company Contacts

Sandra Vedrick
Director, Investor Relations & Human Resources
La Jolla Pharmaceutical Company
Phone: 858 207 4264 Ext: 1135
Email: svedrick@ljpc.com

and

Dennis M. Mulroy
Chief Financial Officer
La Jolla Pharmaceutical Company
Phone: 858 207 4264 Ext: 1040
Email: dmulroy@ljpc.com